EXHIBIT 23.1


                      CONSENT OF COOPERS & LYBRAND L.L.P.


We consent to the incorporation by reference in the registration statements of Tredegar Industries, Inc. on Form S-3 (File No. 33-57268) and on Forms S-8 (File No. 33-29582, File No. 33-31047, File No. 33-47800 and File No. 33-
50276) of our report dated January 16, 1995 (except for the information presented in Note 19, for which the date is January 31, 1995), on our audits of the consolidated financial statements of Tredegar Industries, Inc. and Subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report appears on page 29 of the 1994 Annual Report to Shareholders of Tredegar industries, Inc.


                                   /s/ Coopers & Lybrand L.L.P.

Richmond, Virginia
March 16, 1995